Exhibit 3.82

ARTICLES OF INCORPORATION OF DR PEPPER BEVERAGE SALES COMPANY
     The undersigned, a natural person of the age of eighteen (18) years or more, acting as incorporator of a corporation under the Texas Business Corporation Act, does hereby adopt the following Articles of Incorporation for such corporation.
ARTICLE ONE
     The name of the corporation (hereinafter called the “Corporation”) is DR PEPPER BEVERAGE SALES COMPANY.
ARTICLE TWO
     The period of duration is perpetual.
ARTICLE THREE
     The purpose for which the Corporation is organized is: The transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.
ARTICLE FOUR
     The enumeration herein of any specific powers shall not be held to limit or restrict in any manner the exercise by the Corporation of the general powers conferred upon corporations by the laws of the State of Texas.

ARTICLE FIVE
     The aggregate’ number of shares which the Corporation shall have authority to issue is One Thousand (1,000). All of such shares shall be of the par value of-One Dollar ($1.00) per share, shall be of the same class and shall be designated as “Common Stock”.
ARTICLE SIX
     No holder of any shares of any class of stock of the Corporation shall, as such holder, have any preemptive or preferential right to receive, purchase or subscribe to (a) any unissued or treasury shares of any class of stock (whether now or hereafter authorized) of the Corporation, (b) any obligations, evidences of indebtedness or other securities of the Corporation convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such unissued or treasury shares, (c) any right of subscription to or to receive, any warrant or option for the purchase of, any thereof, or (d) any other securities that may be issued or sold by the Corporation, other than such (if any) as the Board of Directors of the Corporation, in its sole and absolute discretion, may determine from time to time.
ARTICLE SEVEN
     Cumulative voting for the election of directors shall not be permitted.
ARTICLE EIGHT
     The Corporation will not commence business until it has

received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000) consisting of money, labor done or property actually received.
ARTICLE NINE
     No contract or other transaction between the Corporation and any other corporation shall be affected or invalidated by the fact that any one or more of the directors of the Corporation is or are interested in, or is a director or officer, or are directors or officers, of, such other corporation, and any director or directors, individually or jointly, may be a party or parties to or may be interested in any contract or transaction of the Corporation or in which the Corporation is interested; and no contract, act or transaction of the Corporation with any person or persons, firm or association, shall be affected or invalidated by the fact that any director or directors of the Corporation is a party, or are parties, to, or interested in, such contract, act or transaction, or in any way connected with such person or persons, firm or association, and each and every person who may become a director of the Corporation is hereby relieved from any liability that might otherwise exist from contracting with the Corporation for the benefit of himself or any firm or corporation in which he may be in anyway interested; provided, that the fact of such interest shall have been disclosed to or shall be known by the other directors or the stockholders of the Corporation, as the case may be, acting upon or with reference to such act, contract or transaction. The foregoing shall be so even though the presence at a meeting or vote or votes of such interested director or directors might have been necessary to obligate the Corporation upon any such act, contract or transaction.
ARTICLE TEN
     Any person made a party to any civil or criminal action, suit or proceeding by reason of the fact that he, his testator or intestate, is or was a director, officer, employee or agent of the Corporation or of any corporation which he served as such at the request of the Corporation, may be indemnified by the Corporation against the reasonable expenses, including, without limitation, attorneys’ fees and amounts paid in satisfaction of judgment or in settlement, other than amounts paid to the Corporation by him, actually and necessarily incurred by or imposed upon him in connection with or resulting from any appeal therein, except in relation to matters as to which it shall be adjudged in such civil or criminal action, suit or proceeding that such officer, director, employee or agent is liable for negligence or misconduct in the performance of his duties to the Corporation. In the case of a criminal action, suit or proceeding, a conviction (whether based on a plea of guilty or nolo contendere or its equivalent, or after trial) shall not of itself be deemed an adjudication that such officer, director, employee or agent is liable for negligence or misconduct in the performance of his duties to the Corporation. Any amount payable pursuant to this Article may be determined and paid, at the option of the person to be indemnified, pursuant to procedure set forth from to time in the Bylaws or by any of the following procedures: (a) order of the court having jurisidiction of any such civil or criminal action, suit or proceeding, (b) resolution adopted by a majority of a quorum of the Board of Directors of the Corporation without counting in such majority, or quorum any directors who were parties to such action, suit or proceeding, (c) resolution adopted by the holders of record of a majority of the outstanding shares of capital stock of the Corporation having voting power, or (d) order of any court having jurisidiction over the Corporation. Such right of indemnification shall not be exclusive of any other right which such officers, directors, employees or agents of the Corporation, and the other persons above mentioned, may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaws, agreement, vote of stockholders, provisions of law or otherwise, as well as their rights under this Article.
ARTICLE ELEVEN
     The Corporation shall have the power to purchase, directly or indirectly, its own shares to the extent of the aggregate of unrestricted capital surplus available therefor and unrestricted reduction surplus available therefor, without submitting such purchase to a vote of shareholders.
ARTICLE TWELVE
     Notwithstanding any provisions of the Texas Business

Corporation Act now or hereafter in force requiring for any purpose, the affirmative vote of two-thirds, or any other percentage, of the outstanding shares entitled by law to vote thereon or of the outstanding shares of a class or series entitled by law to vote thereon, such action may, to the extent permitted by law, be authorized and taken by the affirmative vote of the holders of a majority of such outstanding shares, or such outstanding shares of a class or series, as applicable. Except as provided in the preceding sentence or as otherwise required by law, the vote of the holders of a majority of the shares entitled to vote and represented in person or by proxy at any shareholders’ meeting at which a quorum is present shall be the act of the shareholders’ meeting.
ARTICLE THIRTEEN
     The post office address of its initial registered office is P. O. Box 5086, Dallas, Texas 75222, the street address of such office is 5523 East Mockingbird Lane, Dallas, Texas 75206, and the name of its initial registered agent at such address is Alvin H. Lane, Jr.
ARTICLE FOURTEEN
     The number of directors constituting the initial Board of Directors is five (5), and the names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and qualified are:

Name	Address
W. W. Clements	5523 E. Mockingbird Lane
Dallas, Texas 75206

F. F. Avery	5523 E. Mockingbird Lane
Dallas, Texas 75206

Joe K. Hughes	5523 E. Mockingbird Lane
Dallas, Texas 75206

Alvin H. Lane, Jr.	5523 E. Mockingbird Lane
Dallas, Texas 75206

R. L. Stone	5523 E. Mockingbird Lane
Dallas, Texas 75206
ARTICLE FIFTEEN
     The name and address of the incorporator is:

Name	Address
J. Scott Chase	5523 E. Mockingbird Lane
Dallas, Texas 75206
IN WITNESS WHEREOF, I have hereunto set my hand this 17th day of May, 1977.

/s/ J. Scott Chase
J. Scott Chase

THE STATE OF TEXAS	)
)
COUNTY OF DALLAS	)
     I, Kaye L. Aggson, a Notary Public, do hereby certify that on this 17th day of May, 1977, personally appeared J. SCOTT CHASE, who being by me duly sworn, declared that he is the person who signed the foregoing document as incorporator, and that the statements contained therein are true.

/s/ Kaye L. Aggson
Notary Public in and for
Dallas County, Texas

My Commission Expires:
8-24-78